Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
April 12, 2007	Glenn Wiener, GW Communications
212-786-6011 / gwiener@GWCco.com
VALENTEC SYSTEMS ANNOUNCES $3.1 MILLION IN NEW ORDERS
MINDEN, LA, April 12, 2007 — Valentec Systems, Inc. (OTC-BB: VSYN.OB), a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products, announced today that it has received $3.1 million in new orders to produce its 40mm White Star Parachute flares for the U.S. Army. The Company will begin production in the second half of the year at its new, state-of-the-art facility in Minden, LA, and anticipates it will complete deliveries by September 2008.
These new orders are part of a five-year procurement awarded in May 2005. At that time, the Company estimated that the potential value of the award could approach $50 million over the 5-year period, dependent upon assigned option quantities. In total, Valentec has received over $9 million in orders since the contracts inception and believes additional orders may be awarded throughout the contracts lifetime.
Robert Zummo, Valentec’s CEO and Chairman of the Board stated, “This is another significant award for our Company and demonstrates our proven capabilities in energetic manufacturing, specifically in 40mm flares. We are pleased that the U.S. Army and our strategic partners continue to see the value in our product and service offering and look forward to continuing this relationship and generating new orders in the years ahead. Furthermore, our new facility is now live and provides us with additional capacity to fulfill these orders, as well as other product lines. Over time, we believe the Company will be better positioned to meet the needs of the U.S. Army, the Israeli Defense Forces and other friendly nations around the world. We’ve received a number of new orders over the past several months and I am optimistic about our future.”
About Valentec Systems, Inc.
Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management / Integration, Energetic Manufacturing and Metal Parts Manufacturing. For more information, please visit our website, http://www.valentec.net or our most recent filings with the Securities and Exchange Commission (SEC).
Safe Harbor Language
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, please refer to our most recent filings with the Securities and Exchange Commission, including but not limited to Valentec’s Annual Report on Form 10-KSB filed on April 17, 2006. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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